UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 29, 2012

VMware, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 001-33622

Delaware	94-3292913
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

3401 Hillview Avenue, Palo Alto, CA 94304

(Address of principal executive offices, including zip code)

(650) 427-5000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 29, 2012, the Compensation and Corporate Governance Committee (the “Committee”) of the Board of Directors of VMware, Inc. granted Performance Stock Unit (“PSU”) awards to certain of its named executive officers. The awards will vest if VMware meets a designated revenue growth target over the three-year period commencing January 1, 2012. The PSUs will convert into VMware’s Class A common stock at a ratio ranging from 0.5 to 3.0 shares for each PSU, depending upon the degree of performance. Vesting will not occur, and no shares will be issued, for performance below the minimum threshold.

PSU awards were granted to Carl M. Eschenbach, Co-President, Customer Operations; T. Tod Nielsen, Co-President, Applications Platform; Mark S. Peek, Chief Financial Officer and Co-President, Business Operations; and S. Dawn Smith, Sr. Vice President, General Counsel, Chief Compliance Officer and Secretary.

Item 8.01 Other Events.

On February 29, 2012, the Board of Directors of VMware authorized the repurchase of up to an additional $600 million of VMware’s Class A common stock through the end of 2013. Stock repurchases may be made from time-to-time in open market transactions or privately negotiated transactions. The timing of any repurchases and the actual number of shares repurchased will depend on a variety of factors, including VMware’s stock price, corporate and regulatory requirements and other market and economic conditions. VMware issued a press release to announce adoption of the stock repurchase program, attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1	Press release of VMware, Inc. dated February 29, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VMware, Inc.

Date: February 29, 2012	By:	/s/ S. Dawn Smith
S. Dawn Smith
Senior Vice President, General Counsel, Chief Compliance Officer and Secretary